SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

               Date of report (Date of earliest event reported):
                      January 7, 2002 (January 6, 2002)

                            The Warnaco Group, Inc.
              (Exact Name of Registrant as Specified in Charter)

                                   Delaware
                (State or Other Jurisdiction of Incorporation)

                1-10857                                 95-4032739
       (Commission File Number)             (IRS Employer Identification No.)


                   90 Park Avenue
                    New York, NY                                     10016
      (Address of Principal Executive Offices)                    (Zip Code)

      Registrant's telephone number, including area code: (212) 661-1300

                                Not Applicable
         (Former name or former address, if changed since last report)




Item 5.           Other Events.

         On January 6, 2002, The Warnaco Group, Inc. (the "Company") filed its monthly operating report for the period commencing November 3, 2002 and ended November 30, 2002 (the "Operating Report") with the United States Bankruptcy Court for the Southern District of New York, a copy of which is attached hereto as Exhibit 99.1, in connection with the Company's voluntary petition for reorganization under Chapter 11 of title 11 of the United States Bankruptcy Code in Case Nos. 01-41643 through 01-41680 (Jointly Administered).

         The Operating Report contains unaudited information about the Company and certain of its subsidiaries which are debtors (but not all of the Company's consolidated subsidiaries), and is in a format, prescribed by the applicable bankruptcy laws. The Operating Report also contains information for periods which may be shorter or otherwise different from those contained in the Company's reports pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such information may not be indicative of the Company's financial condition or operating results for the periods reflected in the Company's financial statements or in its reports pursuant to the Exchange Act. For these reasons, the Company cautions readers not to place undue reliance upon the information contained therein.

         In addition, the Operating Report, as well as other statements made by the Company, may contain forward-looking statements within the meaning of
Section 27A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect, when made, the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the ability of the Company to satisfy the conditions and requirements of its credit facilities, the effects of the Chapter 11 cases on the operation of the Company, the Company's ability to obtain court approval with respect to motions in the Chapter 11 cases prosecuted by it from time to time, the ability of the Company to prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases, the effect of international, national and regional economic conditions, the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, customer acceptance of both new designs and newly introduced product lines, financial difficulties encountered by customers, the ability of the Company to attract, motivate and retain key executives and employees, and the ability of the Company to attract and retain customers. All statements other than statements of historical facts included in the Operating Report are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

         As a result of the amount and character of the Company's pre-petition indebtedness, the shortfall between the Company's projected enterprise value and the amount necessary to satisfy the claims, in full, of its secured and unsecured creditors and the impact of the provisions of the Bankruptcy Code applicable to confirmation of the Company's proposed first amended joint plan of reorganization, holders of the Company's common stock, preferred securities, secured debt and unsecured debt will receive less than face value for their claims against the Debtors.

         Under the Company's proposed first amended joint plan of reorganization as filed with the Bankruptcy Court on November 9, 2002: (i) the Company's existing common stock will be extinguished and common stockholders will receive no distribution; (ii) general unsecured claimants will receive approximately 2.55% of newly issued common stock in the Company; (iii) secured lenders will receive approximately $101 million in cash, New Warnaco Second Lien Notes in the principal amount of $200 million and approximately 96.26% of newly issued common stock in the Company; (iv) claimants from or related to certain preferred securities will receive approximately 0.60% of newly issued common stock in the Company if the claimants vote as a class to accept the plan; and (v) pursuant to the terms of his Employment Agreement, as adjusted under the Plan, Antonio C. Alvarez II will receive an incentive bonus consisting of $1.95 million in cash, New Warnaco Second Lien Notes in the principal amount of $0.94 million and 0.59% of newly issued common stock of the Company. In addition to the foregoing, cash distributions will be made to certain parties holding administrative and other claims. Under the proposed plan, up to 10% of the newly issued common stock of the Company will be reserved for issuance pursuant to management incentive stock grants. Accordingly, investment in the Company's securities and financial instruments is highly speculative.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits

                  Exhibit No.      Description

                  99.1 Monthly Operating Report for the Period from November 3, 2002 to November 30, 2002


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2002

                                         The Warnaco Group, Inc.


                                         By:  /s/ James P. Fogarty
                                              ----------------------------------
                                         Name:  James P. Fogarty
                                         Title: Senior Vice President Finance
                                                and Chief Financial Officer